Greenfield Farms Food, Inc. Engages Entersa, Ltd. as Financial Consultant; Approves Stock Issuance Plan to Board of Directors
Jun. 30, 2011 (Marketwire) --
SILVER SPRINGS, NV -- (Marketwire) -- 06/30/11 -- Greenfield Farms Food, Inc. ("GRAS") (OTCQB: GRAS) (OTCBB: GRAS) is pleased to announce that the company has entered into a consulting agreement with Entersa, Ltd. of London, England. The agreement is to assist GRAS in areas of future Financing and Investor Relations with the emphasis on expanding the awareness of GRAS in the financial marketplace.
Entersa will receive 2 million shares of common stock from one of the larger GRAS shareholders. There will be no change in the number of shares outstanding.
GRAS also wishes to announce that it has granted a stock issuance plan to directors, which awards stock based on attendance at board meetings.
About Greenfield Farms Food, Inc.
Greenfield Farms Food, Inc. (GRAS) is a consumer and wholesale driven producer of grassfed beef focused on delivering its product to major retail grocery chains throughout the country. Founded in 2010 in North Carolina, GRAS has since expanded its reach to retail locations, consisting of 100 Lowes Food Stores throughout North and South Carolina, three Healthy Home Markets retail locations in Charlotte, NC and one custom butcher, The Peach Stand, located in Ft. Mill, SC. The Company and its collective group of producers represent over 2,500 acres in pasture under management and approximately 2,000 heads of cattle. On March 1, 2011, GFF announced that it completed a merger agreement with Sweet Spot Games.
Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such proclamations about the Company's future expectations, including future revenues and earnings, technology effectiveness and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.
Contact:
Charles Barkley
704-944-4290

Source: Marketwire (June 30, 2011 - 8:30 AM EDT)

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This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States